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                                                                     Exhibit 2.4

                              TAX SHARING AGREEMENT

         This TAX SHARING AGREEMENT (the "Agreement") entered into as of December 19, 2001, by and between AT&T Corp., a New York corporation ("AT&T"), and AT&T Broadband Corp., a Delaware corporation ("AT&T Broadband"), shall be effective as of January 1, 2002. Unless otherwise defined in Article I hereof, capitalized terms used herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement dated as of December,19, 2001, by and between AT&T and AT&T Broadband (the "Separation and Distribution Agreement").

         WHEREAS, AT&T Broadband desires that it and its Subsidiaries be included in the filing of consolidated federal income Tax Returns on behalf of the AT&T Affiliated Group;

         WHEREAS, AT&T and AT&T Broadband and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the consolidated federal income Tax liability of the AT&T Affiliated Group;

         WHEREAS, AT&T Broadband desires that it and its Subsidiaries, to the extent required by applicable state, local or foreign law, be included in the combined, consolidated and unitary state, local and foreign Tax Returns filed on behalf of the AT&T Affiliated Group;

         WHEREAS, AT&T and AT&T Broadband and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the state, local or foreign Tax liability associated with such combined, consolidated and unitary state, local and foreign Tax Returns;

         WHEREAS, AT&T and AT&T Broadband have entered into the Separation and Distribution Agreement, providing for the separation of the AT&T Broadband Group from the AT&T Communications Group;

         WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, AT&T will contribute all of the Transferred Assets to AT&T Broadband and its Subsidiaries and will cause AT&T Broadband and its Subsidiaries to assume the Transferred Liabilities;

         WHEREAS, for federal income Tax purposes, it is intended that the Separation and Distribution constitute a tax-free reorganization under the provisions of Sections 355, 361 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, at the end of the day on which the Distribution occurs, the taxable year of AT&T Broadband and its Subsidiaries shall close for U.S. federal income Tax purposes;

         WHEREAS, it is appropriate and desirable for AT&T and AT&T Broadband and their respective Subsidiaries to set forth the principles and responsibilities of the parties to


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this Agreement regarding future Adjustments with respect to Taxes, Tax
Proceedings and other related Tax matters.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

         1.1. Adjustment shall mean the deemed increase or decrease in a Tax, determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, and using the assumptions set forth in the next sentence, resulting from an adjustment made or proposed by a Governmental Authority with respect to any amount reflected or required to be reflected on any Tax Return relating to such Tax. For purposes of determining such deemed increase or decrease in a Tax, the following assumptions will be used: (a) in the case of any income Tax, the highest marginal Tax rate or, in the case of any other Tax, the highest applicable Tax rate, in each case in effect with respect to that Tax for the taxable period or any portion of the taxable period to which the adjustment relates will be applied; and (b) such determination shall be made without regard to whether any actual increase or decrease in such Tax will in fact be realized with respect to the Tax Return to which such adjustment relates. An "Adjustment" shall also mean a change in one or more apportionment factors used for determining any state or local combined, consolidated or unitary income or franchise Taxes that are required to be reported on a Joint Return.

         1.2. Agreement shall have the meaning set forth in the first paragraph hereof.


         1.3. Allocated Taxable Income (Loss) shall mean, with respect to the AT&T Broadband Group and the AT&T Communications Group, the amount equal to (i) such Group's contribution to the gross income of the AT&T Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes of such Group to the extent the same may be used by any member of the AT&T Affiliated Group. For purposes of the federal alternative minimum Tax ("AMT"), Allocated Taxable Income (Loss) shall mean, with respect to the AT&T Broadband Group and the AT&T Communications Group, the amount equal to (i) such Group's contribution to the gross income for AMT purposes of the AT&T Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes for AMT purposes of such Group to the extent the same may be used by any member of the AT&T Affiliated Group. In the case of any state or local combined, consolidated, or unitary income or franchise Taxes which are required to be reported on a Joint Return, the amount of Allocated Taxable Income (Loss) of the AT&T Broadband Group and the AT&T Communications Group shall be equal to the product of such Group's income (loss) and the apportionment factors (property, payroll, sales), calculated on a consolidated basis, unless such amount is determined pursuant to another allocation method that is agreed with or mandated by a specific jurisdiction. For purposes of the preceding sentence, the apportionment factors shall be determined for each taxable period. In the case of any federal income Tax, AMT, or state or local combined, consolidated or unitary income or franchise Taxes which are required to be reported on a Joint Return, the Allocated Taxable Income (Loss) of the AT&T Communications Group shall include any income or loss that cannot be attributed to any one of the Groups under this Agreement, except as otherwise provided herein or in the Separation and Distribution Agreement.



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         1.4. Associated shall have the meaning set forth in Section 2 hereof.

         1.5. AMT shall have the meaning set forth in the definition of Allocated Taxable Income (Loss).

         1.6. AMT NOL shall have the meaning set forth in Section 3.5(b) hereof.

         1.7. AMTI shall have the meaning set forth in Section 3.5(a) hereof.

         1.8. AMTL shall have the meaning set forth in Section 3.5(a) hereof.

         1.9. Associated shall have the meaning set forth in Section 2 hereof.

         1.10. AT&T shall have the meaning set forth in the first paragraph hereof.

         1.11. AT&T Affiliated Group shall mean (i) the affiliated group, within the meaning of Section 1504(a) of the Code, consisting of AT&T and its Subsidiaries, (ii) any combined, consolidated or unitary group for state, local or foreign Tax purposes that includes AT&T or any of its Subsidiaries and (iii) for any taxable period, any True Legal Entity that files Joint Returns for such taxable period.

         1.12. AT&T Broadband shall have the meaning set forth in the first paragraph hereof.

         1.13. AT&T Broadband Group shall mean the Legal Entities that own or owned the assets, and are or were primarily responsible for the liabilities, included (or to be included) in the AT&T Broadband Business (as defined in the Separation and Distribution Agreement).

         1.14. AT&T Communications Group shall mean the Legal Entities that own or owned the assets, and are or were primarily responsible for the liabilities, of the AT&T Affiliated Group, other than Legal Entities that are members of the AT&T Broadband Group.

         1.15. Broadband Inconsistent Position shall have the meaning set forth in Section 14.1 hereof.

         1.16. Code shall have the meaning set forth in the recitals hereto.

         1.17. Combined Return shall mean any combined, consolidated or unitary state or local income or franchise Tax Return.

         1.18. Controlling Party shall mean AT&T or any other member of the AT&T Communications Group or AT&T Broadband or any other member of the AT&T Broadband Group, as the case may be, that filed or, if no such Tax Return has been filed, was required to file, a Tax Return that is the subject of any Tax Proceeding, or any successor and/or assign of any of the foregoing; provided, however, that (i) in the case of


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any AT&T Affiliated Group federal consolidated income Tax Return or Combined
Return or Non-Income Tax Return that is a Joint Return for a Pre-Distribution Taxable Period, AT&T shall be the Controlling Party; and (ii) in the case of a Separate Return filed or required to be filed by any member of the AT&T Broadband Group, AT&T Broadband shall be the Controlling Party.

         1.19. Designated Rate shall mean the underpayment rate as defined in
Section 6621 of the Code.

         1.20. Disputed Adjustment has the meaning set forth in Section 11.6(b) hereof.

         1.21. DIT shall mean any "deferred intercompany transaction" or "intercompany transaction" within the meaning of Section 1.1502-13 of the Regulations (or any predecessor or successor provision thereto), and for purposes of this agreement shall include any excess loss account within the meaning of Section 1.1502-19 of the Regulations (or any predecessor or successor provision thereto) and shall exclude Special Tax Items.

         1.22. Effective Date shall mean January 1, 2002

         1.23. Employee Benefits Agreement shall mean the Employee Benefits Agreement by and between AT&T Corp. and AT&T Broadband Corp, dated as of December 19, 2001.

         1.24. Federal CNOL shall have the meaning set forth in Section 3.2(b) hereof.

         1.25. Federal Tax Allocation Agreement shall mean the Federal Tax Allocation Agreement dated as of February 1, 1996, by and among AT&T and each of its Subsidiaries.

         1.26. Final Determination means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or as to which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local or other Tax statute; (iii) a final disposition by any Governmental Authority of a claim for refund with respect to which no further legal or administrative remedies are being sought; or (iv) any other written agreement relating to an Adjustment between any Governmental Authority and any Controlling Party the execution of which is final and prohibits such Governmental Authority or the Controlling Party from seeking any further legal or administrative remedies with respect to such Adjustment.

         1.27. Governmental Authority shall have the meaning set forth in the definition of Tax.

         1.28. Group shall mean the AT&T Broadband Group or the AT&T Communications Group.


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         1.29. Hypothetical Legal Entity shall mean a hypothetical corporation, partnership, limited liability company or other legal entity.

         1.30. Inconsistent Position shall have the meaning set forth in Section
14.1 hereof.

         1.31. Independent Third Party means a nationally recognized law firm or any of the following accounting firms or their successors: Andersen LLP, Ernst & Young, KPMG Peat Marwick, Deloitte & Touche and PricewaterhouseCoopers LLP.

         1.32. Interested Party shall mean AT&T or any other member of the AT&T Communications Group or AT&T Broadband or any other member of the AT&T Broadband Group (including any successor and/or assign of any of each of the foregoing), as the case may be, to the extent (a) such person is not the Controlling Party with respect to a Tax Proceeding; and (b) such person (i) may be liable for, or required to make, any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement, or required to make a payment of any Tax, with respect to such Tax Proceeding; or (ii) may be entitled to receive any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement, or be entitled to receive a Refund, with respect to such Tax Proceeding; provided, however, that in no event shall a member of either the AT&T Broadband Group or the AT&T Communications Group, as the case may be, be an Interested Party in a Tax Proceeding in which another member of its Group is the Controlling Party with respect to the Tax Proceeding. For the avoidance of doubt, (i) in no event shall AT&T or a member of the AT&T Communications Group be an Interested Party with respect to any Tax Proceeding relating to AT&T Broadband or a member of the AT&T Broadband Group with respect to a Post-Distribution Taxable Period and (ii) in no event shall AT&T Broadband or a member of the AT&T Broadband Group be an Interested Party with respect to any Tax Proceeding relating to AT&T or a member of the AT&T Communications Group with respect to a Post-Distribution Taxable Period.

         1.33. Interested Party Notice shall have the meaning set forth in
Section 11.6(b) hereof.

         1.34. Joint Return shall mean any Tax Return that includes information related to at least two Legal Entities of which one Legal Entity is a member of the AT&T Communications Group and the other Legal Entity is a member of the AT&T Broadband Group.

         1.35. Legal Entity shall mean a True Legal Entity or a Hypothetical Legal Entity.

         1.36. Liberty Tax Sharing Agreement shall mean the Tax Sharing Agreement dated as of March 9, 1999, by and among AT&T, Liberty Media Corporation, Tele-Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc., and each Covered Entity (as defined therein), as amended.

         1.37. Losses shall mean costs, expenses, fees, liabilities, obligations and losses.


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         1.38. Merger Agreement shall mean the Agreement and Plan of Merger dated as of December 19, 2001 by and among AT&T Corp., Comcast Corporation and the other parties referred to therein.

         1.39. Mixed Entity shall have the meaning set forth in Section 2 hereof.

         1.40. Non-Income Taxes shall mean all Taxes other than any Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, gross receipts, value added or minimum Tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i) hereof. For the avoidance of doubt, Non-Income Taxes shall include, but not be limited to, business and occupation, sales, use, ad valorem property, real property gains, real or personal property, intangibles, transfer, telecommunications, Telecom Pass Through Tax or similar Taxes.

         1.41. Post-Distribution Taxable Period shall mean (i) a taxable period that begins after the Distribution Date and (ii) the portion beginning after the Distribution Date of any taxable period that includes (but does not end) on the Distribution Date.

         1.42. Pre-Distribution Taxable Period shall mean (i) a taxable period or portion thereof that ends on or prior to the close of the Distribution Date and (ii) the portion ending at the close of the Distribution Date of any taxable period that includes (but does not end) on the Distribution Date.

         1.43. Pre-Effective Date Taxable Period shall mean (i) any taxable period that ends, with respect to such entity, on or prior to the close of the day immediately preceding the Effective Date and (ii) the portion ending at the close of the day immediately preceding the Effective Date of any taxable period that includes (but does not end) on the day immediately preceding the Effective Date.

         1.44. QUIPS shall have the meaning set forth in the Merger Agreement.

         1.45. R&E shall have the meaning set forth in Section 3.4(c) hereof.

         1.46. Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

         1.47. Regulations shall mean the Treasury Regulations promulgated under the Code.

         1.48. Reporting Standard shall have the meaning set forth in Section
14.1 hereof.

         1.49. Separate Return shall mean any Tax Return that is not a Joint Return.

         1.50. Separation and Distribution Agreement shall have the meaning set forth in the first paragraph hereof.


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         1.51. Special Tax Items shall mean any Tax Item attributable to (a) the transfer of assets (other than cash) from the AT&T Broadband Group to any member of the AT&T Communications Group; and (b) the sale or other disposition of any asset after December 31, 2000, but only to the extent that the cash proceeds thereof were transferred to any member of the AT&T Communications Group, other than (i) in repayment of existing intercompany debt to the AT&T Communications Group or third party debt reflected on the AT&T Broadband Balance Sheet dated of December 31, 2000, or otherwise as permitted by Section 3.02 of the Separation and Distribution Agreement or (ii) as arm's length consideration for assets, services or licenses.

         1.52. State and Local Income Tax Allocation Agreement shall mean the State and Local Income Tax Allocation Agreement dated as of the first day of the combined return taxable year beginning January 1, 1995, by and among AT&T and each of its subsidiaries.

         1.53. State, Local or Foreign CNOL shall have the meaning set forth in
Section 3.3(b) hereof.

         1.54. Subsidiary shall mean, with respect to any True Legal Entity, any other True Legal Entity of which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first True Legal Entity.

         1.55. Tax shall mean all forms of taxes, fees, imposts, levies or other assessments whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other similar body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, business and occupation, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, Telecom Pass Through Tax, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any related interest, penalties and additions imposed by any Governmental Authority.

         1.56. Tax Item shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes (including Non-Income Taxes) paid or payable, including an adjustment under Code
Section 481 resulting from a change in accounting method.

         1.57. Tax Proceeding shall mean any Tax audit, examination, controversy or litigation with or against any Governmental Authority.

         1.58. Tax Return shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return, declaration, or


                                      -7-
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estimated Tax return, in connection with the determination, assessment, collection or administration of any Tax.

         1.59. Telecom Pass Through Taxes shall mean federal excise Taxes on telecommunications services, and those state, local and municipal Taxes which are passed through to end-user customers, including but not limited to gross receipts taxes, 911 excise Taxes, utility user Taxes, sales and use Taxes, street utility business charges, telephone device for deaf and hearing impaired charges or Taxes and universal lifeline telephone service Taxes, or any other Taxes, fees or charges imposed by public utility commissions and other similar governmental agencies.

         1.60. True Legal Entity shall mean a corporation, partnership, limited liability company or other entity under state or other applicable organizational law.

         1.61. TWE shall mean Time Warner Entertainment Company, L.P.

         1.62. Ultimate Determination has the meaning set forth in Section 11.7(b)(ii) hereof.

         1.63. U.S. West Tax Sharing Agreement shall mean the Tax Sharing Agreement between U.S. West, Inc. and USW-C, Inc., dated as of June 5, 1998.

         1.64. Wireless Tax Sharing Agreement shall mean the Amended and Restated Tax Sharing Agreement by and among AT&T, AWG LLC, AT&T Wireless Services, Inc., AT&T Wireless PCS, LLC and certain other signatories, dated as of May 2, 2000.

         2. Treatment of Legal Entities That Would be Members of More Than One Group. In the event that a True Legal Entity which is a member of the AT&T Affiliated Group would otherwise be a member of both the AT&T Communications Group and the AT&T Broadband Group (a "Mixed Entity"): (a) each of the assets and liabilities (and related Tax attributes) of the True Legal Entity directly related to the AT&T Broadband Group, if any, shall be assigned to one Hypothetical Legal Entity; and (b) the remaining assets and liabilities (and related Tax attributes) of the True Legal Entity, if any, shall be assigned to a second Hypothetical Legal Entity (such Hypothetical Legal Entities being referred to herein as the Hypothetical Legal Entities "Associated" with the Mixed Entity). Each Hypothetical Legal Entity shall be treated as owning the assets, being primarily responsible for the liabilities, and having the Tax attributes comparable to those of the Mixed Entity with which the Hypothetical Legal Entity is Associated. The stock or interests in a Hypothetical Legal Entity shall be treated as represented by the stock or interests in the Mixed Entity with which the Hypothetical Legal Entity is Associated. In the event that an asset, liability or Tax attribute cannot be Associated with the business or investments of one of the Groups it shall be reasonably allocated between or among the Hypothetical Legal Entities taking into account the nature of the asset, liability or Tax attribute.

         3. Tax Sharing with respect to Pre-Distribution Taxable Periods.


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         3.1. General. Except as otherwise provided herein, in determining a party's liability and/or obligation to make, or the right to receive, any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement, any taxable period or portion of a taxable period that includes the Distribution Date shall be deemed to include and end on the Distribution Date, and no party shall have any liability and/or obligation to make, or right to receive any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement with respect to any Post-Distribution Taxable Period.

         3.2. Federal Income Taxes (other than AMT).

                  (a) Consolidated Federal Taxable Income. If the AT&T Affiliated Group has consolidated federal taxable income for a Pre-Distribution Taxable Period, then (i) if the AT&T Broadband Group has Allocated Taxable Income, AT&T Broadband shall pay AT&T the federal income Tax on the AT&T Broadband Group's Allocated Taxable Income for the taxable period; and (ii) if the AT&T Broadband Group has an Allocated Taxable Loss for the taxable period, AT&T shall pay AT&T Broadband the amount by which the AT&T Affiliated Group's federal income Tax is reduced for the taxable period by reason of the AT&T Broadband Group's Allocated Taxable Loss.

                  (b) Consolidated Federal Net Operating Loss. If the AT&T Affiliated Group has a consolidated net operating loss for federal income tax purposes for a Pre-Distribution Taxable Period ("Federal CNOL"), then (i) if the AT&T Communications Group and the AT&T Broadband Group both have Allocated Taxable Losses, the federal income Refund or other Tax benefit arising from the Federal CNOL shall be shared between the AT&T Communications Group and the AT&T Broadband Group in proportion to their respective Allocated Taxable Losses for the taxable period as described in Section 3.2(c) hereof; (ii) if the AT&T Broadband Group has an Allocated Taxable Loss and the AT&T Communications Group has Allocated Taxable Income, then AT&T shall pay AT&T Broadband the amount by which the AT&T Affiliated Group's federal income Taxes for the taxable period are reduced by reason of the AT&T Broadband Group's Allocated Taxable Loss and the federal income Refund or other Tax benefit arising from the Federal CNOL shall be allocated to the AT&T Broadband Group; and (iii) if the AT&T Broadband Group has Allocated Taxable Income and the AT&T Communications Group has an Allocated Taxable Loss, then AT&T Broadband shall pay AT&T the amount by which the AT&T Affiliated Group's federal income Taxes for the taxable period are reduced by reason of the AT&T Communications Group's Allocated Taxable Loss and the federal income Refund or other Tax benefit arising from the Federal CNOL shall be allocated to the AT&T Communications Group.

                  (c) If Section 3.2(b)(i) applies (i.e., both the AT&T Communications Group and the AT&T Broadband Group have Allocated Taxable Losses), then AT&T shall first carry back the Federal CNOL to the extent permitted by law, and then carry forward such Federal CNOL to any Pre-Distribution Taxable Period. Such carryback or carryforward, as the case may be, shall be treated as applied (i) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of each Group for the taxable period of the Federal CNOL and (ii) beginning with the earliest taxable period permitted by applicable law. To the extent AT&T obtains a Refund or other Tax benefit


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arising from such carryback or carryforward, AT&T shall compensate the AT&T
Broadband Group for the Refund or other Tax benefit received in an amount which is proportionate to such Group's Allocated Taxable Loss included in the Federal CNOL so applied with payment made within ten (10) days of AT&T's receipt of such Refund or within ten (10) days of AT&T's filing the Tax Return with respect to which it claims such other Tax benefit, whichever is earlier. For the avoidance of doubt, if AT&T obtains no Refund or other Tax benefit with respect to a Federal CNOL described in this paragraph, AT&T shall make no payment to AT&T Broadband in respect of the AT&T Broadband Group's Allocated Taxable Loss for the taxable period of the CNOL but shall allocate any Tax attribute attributable to such Allocated Taxable Loss to the AT&T Broadband Group pursuant to Section 6 hereof.

         3.3. Consolidated State, Local and Foreign Taxes. With respect to a Joint Return for a state, local or foreign jurisdiction:

                  (a) If the AT&T Affiliated Group has combined, consolidated or unitary taxable income in such jurisdiction for a Pre-Distribution Taxable Period, then (i) if the AT&T Broadband Group has Allocated Taxable Income, AT&T Broadband shall pay AT&T the Tax on the AT&T Broadband Group's Allocated Taxable Income for the taxable period; and (ii) if the AT&T Broadband Group has an Allocated Taxable Loss for the taxable period, AT&T shall pay AT&T Broadband the amount by which the AT&T Affiliated Group's Tax is reduced for the taxable period in such jurisdiction by reason of the AT&T Broadband Group's Allocated Taxable Loss.

                  (b) If the AT&T Affiliated Group has a consolidated, combined or unitary net operating loss in a jurisdiction for a Pre-Distribution Taxable Period ("State, Local or Foreign CNOL"), then (i) if the AT&T Communications Group and the AT&T Broadband Group both have Allocated Taxable Losses, the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be shared between the AT&T Communications Group and the AT&T Broadband Group in proportion to their respective Allocated Taxable Losses for the taxable period as described in Section 3.3(c) hereof; (ii) if the AT&T Broadband Group has an Allocated Taxable Loss and the AT&T Communications Group has Allocated Taxable Income, then AT&T shall pay AT&T Broadband the amount by which the AT&T Affiliated Group's Taxes for the taxable period in such jurisdiction are reduced by reason of the AT&T Broadband Group's Allocated Taxable Loss and the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be allocated to the AT&T Broadband Group; and (iii) if the AT&T Broadband Group has Allocated Taxable Income and the AT&T Communications Group has an Allocated Taxable Loss, then AT&T Broadband shall pay AT&T the amount by which the AT&T Affiliated Group's Taxes for the taxable period in such jurisdiction are reduced by reason of the AT&T Communications Group's Allocated Taxable Loss and the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be allocated to the AT&T Communications Group.

                  (c) If Section 3.3(b)(i) applies (i.e., both the AT&T Communications Group and the AT&T Broadband Group have Allocated Taxable Losses), then AT&T shall first carry back the State, Local or Foreign CNOL to the extent permitted by law, and then carry forward the State, Local or Foreign CNOL to any Pre-Distribution Taxable Period.


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Such carryback or carryforward, as the case may be, shall be treated as applied
(i) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of each Group for the taxable period of the State, Local or Foreign CNOL and (ii) beginning with the earliest taxable period permitted by applicable law. To the extent AT&T obtains a Refund or other Tax benefit arising from such carryback or carryforward, AT&T shall compensate the AT&T Broadband Group for the Refund or other Tax benefit received in an amount which is proportionate to such Group's Allocated Taxable Loss included in the State, Local or Foreign CNOL so applied with payment made within ten (10) days of AT&T's receipt of such Refund or within ten (10) days of AT&T's filing the Tax Return with respect to which it claims such other Tax benefit, whichever is earlier. For the avoidance of doubt, if AT&T obtains no Refund or other Tax benefit with respect to a State, Local or Foreign CNOL described in this paragraph, AT&T shall make no payment to AT&T Broadband in respect of the AT&T Broadband Group's Allocated Taxable Loss for the taxable period of the CNOL but shall allocate any Tax attribute attributable to such Allocated Taxable Loss to the AT&T Broadband Group pursuant to Section 6 hereof.

                  3.4 Consolidated Tax Credits.

                  (a) General. Except as set forth in Sections 3.4(b) and (c) and Section 3.5 hereof, Tax credits will be allocated to each of the AT&T Broadband Group and the AT&T Communications Group contributing to the credit on a pro rata basis in an amount equal to such Group's contribution to each consolidated Tax credit determined to be available to the AT&T Affiliated Group for each taxable period, except to the extent that the Code or Regulations require a different allocation. The contribution of the AT&T Broadband Group and the AT&T Communications Group to each consolidated Tax credit generally will be determined without regard to the amount of Tax credit that would have been allowed if a Separate Return had been filed. Any Tax credit allocated to the AT&T Broadband Group or the AT&T Communications Group under Section 3.4 or 3.5 hereof shall be taken into account in determining the amount of any payment to be made by the AT&T Broadband Group or the AT&T Communications Group, as the case may be, under Section 3 or Section 4 hereof.

                  (b) Foreign Tax Credit. The contribution of a Group to the consolidated foreign Tax credit with respect to income in each of the foreign Tax credit separate limitation categories (as set forth in Section 904(d) of the Code and the Regulations thereunder, and hereinafter referred to as "baskets") for a taxable year will be determined separately, in the following manner, except to the extent that the Code or Regulations require a different allocation. If the AT&T Affiliated Group has an excess foreign Tax credit limitation for a particular basket, a Group that incurs foreign income Taxes with respect to that basket will be allocated a share of the AT&T Affiliated Group's foreign Tax credit for that basket equal to its contribution to the foreign Taxes taken as a credit for the year without regard to the proportion of the Group's contribution to the income in that basket. If, however, the AT&T Affiliated Group has an excess foreign Tax credit for a particular basket (i.e., not all foreign income Taxes for that basket are allowed as a consolidated foreign Tax credit in that taxable year or the immediately preceding two taxable years), the amount of the AT&T Affiliated Group's foreign Tax credit with respect to that basket to be allocated to a Group shall be limited to the proportion that such Group's contribution to foreign income Taxes available for credit with respect to that basket bears to both Groups' contributions to foreign income Taxes available for credit for that basket, multiplied by the foreign Tax credit actually allowed for that basket.

                  (c) R&E Tax Credit. In the case of the research and experimentation ("R&E") Tax credit, however, the total R&E Tax credit utilized for a taxable period (determined without regard to any carryovers and carrybacks of R&E tax credits from other taxable periods) shall be allocated pro rata between the AT&T Broadband Group and the AT&T Communications Group based on the amount of qualified research expenditures that each such Group makes during such taxable period and without regard to whether (i) such Group would have generated an R&E Tax credit on a Separate Return basis; and (ii) such Group would have been able to utilize an R&E Tax credit on a Separate Return basis.

         3.5      Alternative Minimum Tax.

                  (a) If the AT&T Affiliated Group has a consolidated federal alternative minimum tax ("AMT") liability for a Pre-Distribution Taxable Period, then (i) if the AT&T Broadband Group has Allocated Taxable Income for AMT purposes ("AMTI"), AT&T Broadband shall pay AT&T the federal AMT on the AT&T Broadband Group's AMTI for the taxable period; and (ii) if the AT&T Broadband Group has an Allocated Taxable Loss for AMT purposes ("AMTL") for the taxable period, AT&T shall pay AT&T Broadband the amount by which the AT&T Affiliated Group's federal AMT is reduced for the taxable period by reason of the AT&T Broadband Group's AMTL.

                  (b) If the AT&T Affiliated Group has a net operating loss for consolidated federal AMT purposes ("AMT NOL") for a Pre-Distribution Taxable Period, then (i) if the AT&T Communications Group and the AT&T Broadband Group both have AMTLs, the federal AMT refund or other Tax benefit arising from the AMT NOL shall be shared between the AT&T Communications Group and the AT&T Broadband Group in proportion to their respective AMTLs for the taxable period;
(ii) if the AT&T Broadband Group has an AMTL and the AT&T Communications Group has AMTI, then AT&T shall pay AT&T Broadband the amount, if any, by which the AT&T Affiliated Group's federal AMT for the taxable period is reduced by reason of the AT&T Broadband Group's AMTL and the federal AMT refund or other Tax benefit arising from the AMT NOL shall be allocated to the AT&T Broadband Group; and (iii) if the AT&T Broadband Group has AMTI and the AT&T Communications Group has an AMTL, then AT&T Broadband shall pay AT&T the amount, if any, by which the AT&T Affiliated Group's consolidated federal AMT for the taxable period is reduced by reason of the AT&T Communications Group's AMTL and the federal AMT refund or other Tax benefit arising from the AMT NOL shall be allocated to the AT&T Communications Group.

                  (c) Any Tax benefit arising from the utilization of a consolidated federal AMT credit by the AT&T Affiliated Group will be allocated to the Group that paid (or was responsible under this Agreement for) the AMT that generated such AMT credit. The AMT credit will be treated as used on a "FIFO" basis.

                  (d) The principles set forth in Sections 3.5(a) through 3.5(c) shall apply, mutatis mutandis, with respect to any Joint Return for a state, local or foreign jurisdiction that imposes an AMT, unless otherwise agreed with or mandated by a specific jurisdiction.

         3.6 Non-Income Taxes. In the case of any Joint Return for a Pre-Distribution Taxable Period with respect to any Non-Income Tax, each Group included in the Joint Return shall be liable for the Non-Income Tax attributable to the AT&T Broadband Business or the AT&T Communications Business, as the case may be. In the event that the portion of the Non-Income Tax attributable to a particular Group's Business cannot be determined for a Non-Income Tax Return that is a Joint Return, then the Tax shall be allocated to the AT&T Communications Group.

         3.7 Certain Tax Items for AT&T Broadband Group's Account. Any Tax Item (other than any Special Tax Item) resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest related to the AT&T Broadband Business shall be for the account of the AT&T Broadband Group as provided hereunder. Without limitation, and for the avoidance of doubt, Tax Items (other than any Special Tax Item) arising out of or relating to the following shall be part of the Allocated Taxable Income (Loss) of the AT&T Broadband Group or, in the case of Non-Income Taxes, shall give rise to a Non-Income Tax liability for the account of the AT&T Broadband Group: (a) the actual or deemed disposition of the Broadband Group or of the stock or assets of any Legal Entity which is a member of the Broadband Group; (b) the actual or deemed disposition of the shares identified in Schedule 1.23(i) of the Separation and Distribution Agreement; (c) the QUIPS, including any cancellation of indebtedness income arising therefrom; (d) the transactions described in
Section 3.3 of the Separation and Distribution Agreement (limited, in the case of this clause (d) to 50 percent of any such Tax Item); (e) the revised Excite @Home put arrangement between AT&T and each of Cox Corporation and Comcast Corporation dated May 18, 2001; (f) transactions with respect to TWE, including dispositions of interests in TWE; and (g) (1) the Separation (as such term is defined in the U.S. West Tax Sharing Agreement) failing to qualify as tax free under the provisions of Sections 355, 361(c) and 368(a)(1)(D) of the Code, or
(2) the shares of U.S. West, Inc. (formerly USW-C, Inc.) failing to qualify as "qualified property" for purposes of Section 355(c)(2) or 361(c) of the Code by reason of the application of Section 355(e) of the Code. Notwithstanding anything in this Section 3.7 to the contrary, no more than AT&T Broadband Group's Share (as defined below) of all DITs that are required to be taken into account by the AT&T Affiliated Group as a result of or in connection with the Separation and Distribution shall be for the AT&T Broadband Group's account. "AT&T Broadband Group's Share" shall be equal to $2.0915 billion, (i) increased by 50% of the excess, if any, of the aggregate amount of DITs determined under the preceding sentence over $2.0915 billion, or (ii) decreased by 50% of the excess, if any, of $2.0915 billion over the aggregate amount of DITs determined under the preceding sentence, as the case may be. If the AT&T Broadband Group's Share exceeds the aggregate amount of all DITs required to be taken into account by the AT&T Affiliated Group as a result of or in connection with the Distribution, then the AT&T Communications Group's Allocated Taxable Income shall be reduced (or its Allocated Taxable Loss shall be increased, as the case may be) by an amount equal to such excess.

         3.8 Certain Items for AT&T Communications Group's Account. Any Tax Item resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest related to the AT&T Communications Business shall be for the account of the AT&T Communications Group as provided hereunder. Without limitation, and for the avoidance of any doubt, Tax Items arising out of or relating to the following shall be part of the Allocated Taxable Income (Loss) of the AT&T Communications Group or, in the case of Non-Income Taxes, shall give rise to a Non-Income Tax liability for the account of the AT&T Communications Group: (a) the actual or deemed disposition of the AT&T Communications Group or of the stock or assets of any Legal Entity which is a member of the AT&T Communications Group; (b) any transfer of assets (including interests in entities) or liabilities to the AT&T Communications Group or between Legal Entities that are members of the AT&T Communications Group in a Pre-Distribution Taxable Period; (c) any actual or deemed disposition of shares of common stock of AT&T Wireless Services, Inc. held by AT&T; (d) the transactions described in Section 3.3 of the Separation and Distribution Agreement (limited, in the case of this clause (d) to 50 percent of any such Tax Item); (e) the unwind of the Concert joint venture between AT&T and British Telecommunications plc.; and (f) any transaction relating to the shares of AT&T Canada, Inc. Anything in this Article 3 to the contrary notwithstanding, any Special Tax Item and all DITs that are required to be taken into account by the AT&T Affiliated Group as a result of or in connection with the Separation and Distribution for which the AT&T Broadband Group is not is responsible pursuant to the penultimate sentence of Section 3.7 shall be for the account of the AT&T Communications Group.

         3.9 Retained Stock. Any stock of AT&T or stock of AT&T Broadband that is outstanding for Tax purposes and is held by a Legal Entity that is a member of the AT&T Broadband Group or the AT&T Communications Group, respectively, shall be treated as an asset of the AT&T Broadband Group or the AT&T Communications Group, respectively, for purposes of this Agreement.

         3.10 Liability for Spin-Off Disqualification. Notwithstanding anything in this Agreement to the contrary, the parties' rights and obligations with respect to indemnification for Tax liabilities and control of Tax Proceedings related to a "Spin-Off Disqualification" or a "Transaction Disqualification" (as defined in the Separation and Distribution Agreement) shall be determined exclusively under the provisions of the Separation and Distribution Agreement.

         3.11 Employee Compensation. (a) Except as provided in paragraph (b) below, the allocation between the AT&T Broadband Group and the AT&T Communications Group of Tax Items related to employee compensation and employee benefits shall be determined exclusively under the provisions of the Employee Benefits Agreement by and between the parties in effect as of the date hereof.

                  (b) Prior to the Distribution Date, the benefit of federal, state, and local Tax deductions related to the exercise of an AT&T Option by (x) any Broadband Employee shall be for the account of the AT&T Broadband Group and
(y) any AT&T Employee shall be for the account of the AT&T Communications Group. Prior to the Distribution Date, the benefit of federal, state and local Tax deductions related to the exercise of an AT&T Option by any Former Employees shall be for the account of the AT&T Communications Group. Defined terms used in this Section 3.11(b) that are not otherwise defined shall have the meanings ascribed to them in the Employee Benefits Agreement.

         4. Tax Sharing with Respect to Pre-Effective Date Taxable Periods. The parties hereto acknowledge that they are parties to the Federal Tax Allocation Agreement and the State and Local Income Tax Allocation Agreement and that nothing herein shall affect any existing obligations thereunder; provided, however, that in the event of an Adjustment with respect to Pre-Effective Date Taxable Periods, each Group shall be responsible for all Taxes attributable to such Group as determined under the principles set forth in Section 8 hereof; provided, further, that such determination shall be made only after first giving effect to the provisions of (a) the Liberty Tax Sharing Agreement and (b) the Wireless Tax Sharing Agreement, to the extent applicable to such Pre-Effective Date Taxable Periods; and provided, further, that the treatment and allocation of Special Tax Items shall be governed exclusively by this Agreement.

         5. Tax Sharing Payments.

         5.1. Agent for Payment. Any Tax sharing payment, Refund, indemnity, reimbursement or other payment required to be made to or by the AT&T Communications Group pursuant to this Agreement shall be made to or by AT&T as agent for the AT&T Communications Group. Any tax sharing payment, Refund, indemnity, reimbursement or other payment required to be made to or by the AT&T Broadband Group pursuant to this Agreement shall be paid to or by AT&T Broadband as agent for the AT&T Broadband Group.

         5.2. Joint and Several Liability. Every member of the AT&T Broadband Group shall be jointly and severally liable for all obligations of any member of the AT&T Broadband Group arising under this Agreement; and every member of the AT&T Communications Group shall be jointly and severally liable for all obligations of any member of the AT&T Communications Group arising under this Agreement.

         5.3. Time of Payment. Subject to Sections 5.4 and 5.5, the payments required pursuant to Sections 3 and 4 hereof shall be made on an estimated basis no later than the fifth day after the date an estimated Tax payment is due (including extensions). A true-up payment shall be made no later than sixty (60) days after the date that the Tax Return for the taxable period is due (including extensions).

         5.4. Final Adjustment of Intercompany Account. Immediately prior to the Distribution Date, AT&T shall adjust the intercompany account between the AT&T Broadband Group and the AT&T Communications Group to reflect each party's liability for or right to receive (as the case may be) any unpaid amount pursuant to this Agreement, the Federal Tax Allocation Agreement and the State and Local Income Tax Allocation Agreement with respect to (a) any taxable period ending on the Distribution Date (such determination to be based on an accrual, consistent with past practice under Section 3 hereof and taking into account any estimated payments made pursuant to Section 5.3) and (b) any other Pre-Distribution Taxable Period; and any resulting balance in the intercompany account shall be paid.

         5.5. Final Post-Distribution Tax-Sharing True-Ups. No later than sixty
(60) days after the date that the Tax Return of the AT&T Affiliated Group for a taxable period described in Section 5.4(a) hereof is due (including extensions),
(a) AT&T shall determine
the differences, if any, between the taxable income or loss used to calculate any amounts described in clause (a) of Section 5.4 hereof and each Group's Allocated Taxable Income (Loss) determined in connection with filing the consolidated federal income Tax Return of the AT&T Affiliated Group that includes such Pre-Distribution Taxable Period; and (b) final Tax sharing true-up payments shall be made by AT&T to AT&T Broadband or by AT&T Broadband to AT&T, as the case may be, to reflect the amount of such differences. For the avoidance of doubt, amounts payable or receivable hereunder shall not include or be impacted by any amounts treated for financial reporting purposes (e.g., U.S. GAAP and FAS 109) as a deemed equity transaction in order to reconcile each Group's Tax liability to the stand alone Tax provision reflected in such Group's separate company U.S. GAAP financial statements.

         6. Apportionment of Tax Attributes. AT&T shall provide to the AT&T Broadband Group (a) no later than forty five (45) days prior to the due date (including extensions) for filing the federal income Tax Return of the AT&T Affiliated Group for the taxable period that includes the Distribution Date, a schedule setting forth an estimate of all federal, state, or local consolidated or combined losses, credits and other Tax attributes allocable to the AT&T Broadband Group for Post-Distribution Taxable Periods, and (b) no later than ninety (90) days after the due date (including extensions) for filing the relevant federal income Tax Return, a final copy of such schedule. If, within sixty (60) days of receiving the final schedule described in the preceding sentence, AT&T Broadband provides written notice to AT&T that it disagrees with any item reflected on such schedule, the parties shall, in good faith, confer with each other to resolve any such disagreement. If, within thirty (30) days of the receipt by AT&T of the notice from AT&T Broadband described in the preceding sentence, any disputed items remain unresolved, the parties shall retain an Independent Third Party to resolve such dispute in a manner consistent with the principles of Section 11.7. The allocation of Tax attributes set forth in such final schedule shall be binding on the AT&T Broadband Group and the AT&T Communications Group and, except as otherwise required pursuant to a Final Determination, neither AT&T nor AT&T Broadband (or any other member of the AT&T Communications Group or the AT&T Broadband Group) shall take a position on any Return for a Post-Distribution Taxable Period that is inconsistent with the information contained in such schedule. AT&T Broadband shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for Post-Distribution Taxable Periods so as to take into account, to the extent permitted by applicable law, any Tax attribute apportioned to AT&T Broadband or any member of the Broadband Group hereunder.

         7. Carrybacks. Except to the extent otherwise consented to by AT&T or prohibited by applicable law, the AT&T Broadband Group shall relinquish, waive or otherwise forego all carrybacks of a Tax attribute (including, without limitation, a net operating loss, a net capital loss or a Tax credit) by a member of the AT&T Broadband Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period; provided, however, that AT&T will not unreasonably withhold its consent to a carryback of a significant net operating loss or capital loss of the AT&T Broadband Group (provided, further, that the cost associated with claiming any such carryback shall be borne by the AT&T Broadband Group).

         8. Adjustments.

         8.1. General. In the event of any redetermination of the consolidated federal income Tax liability of the AT&T Affiliated Group for any taxable period (or of a Tax liability with respect to any Joint Return for any taxable period) as the result of a Tax Proceeding by the IRS (or the relevant state, local or foreign Governmental Authority), a claim for Refund or otherwise, the AT&T Communications Group's and the AT&T Broadband Group's respective shares of the Taxes of the AT&T Affiliated Group pursuant to this Agreement shall be recomputed for such taxable period and any prior and subsequent taxable periods to take into account such redetermination, and payments due pursuant to Sections 3 and 4 hereof shall be appropriately adjusted; provided, however, that such recomputation shall be made only after first giving effect to the provisions of
(a) the Liberty Tax Sharing Agreement and (b) the Wireless Tax Sharing Agreement, to the extent applicable to such taxable periods. For purposes of determining the amount of any payment required to be made pursuant to this Section, each Group's share of the AT&T Affiliated Group's consolidated federal income Tax liability (or of a Tax liability with respect to any Joint Return) shall be determined by comparing (I) each Group's share of such Tax liability calculated under Sections 3 and 4 hereof before giving effect to such redetermination and (II) each Group's share of such Tax liability calculated under Section 3 and 4 hereof after giving effect to such redetermination.

         8.2. Special Rules for Combined Returns. In the event of a redetermination of an income Tax liability reflected on a Combined Return that is a Joint Return for any taxable period that results from an adjustment to one or more apportionment factors (whether arising from an adjustment to the factors of a single Group or more than one Group), the liability of all Groups shall be recalculated using the revised apportionment factors (property, payroll, sales), calculated on a consolidated basis, and Tax sharing payments with respect to such Combined Return shall be appropriately adjusted.

         8.3. Payment. Any additional Tax owed by any party to a Governmental Authority pursuant to a Final Determination shall be paid directly to and within the time prescribed by the Governmental Authority. Any payment by AT&T to AT&T Broadband or by AT&T Broadband to AT&T, as the case may be, required as a result of any adjustment made to any tax sharing payment under this Article 8 shall be paid within thirty (30) days after receipt of a written notice from the party that is entitled to receive a payment hereunder; such notice to be issued as soon as practicable after payment to a Governmental Authority was made in accordance with the preceding sentence. Notwithstanding the foregoing, any party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Governmental Authority) within ten (10) days after the receipt of the Refund. Any indemnity payment, reimbursement or other payment made to a party pursuant to this Agreement shall, unless otherwise requested by such party, be made by wire transfer of immediately available funds to such bank and/or other account of such party as it shall direct.

         8.4. Characterization of Payment. For all Tax purposes, except as otherwise mandated by applicable law, the parties hereto agree to treat, and to cause their respective affiliates to treat (a) any payment to a party required by this Agreement as either a contribution by AT&T to AT&T Broadband or a distribution by AT&T Broadband to AT&T, as the case may be, occurring immediately prior to the Distribution; (b) any payment of interest (or non-federal income Taxes) by the IRS (or the relevant state, local or foreign Governmental Authority) as taxable to the party entitled under this Agreement to retain such payment; and (c) any payment of interest (or non-federal income Taxes) to the IRS (or the relevant state, local or foreign Governmental Authority) as deductible to the party required under this Agreement to make such payment; provided, however, that in the event it is determined as a result of a Final Determination that any such treatment described in this Section is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

         9. Interest on Unpaid Amounts. In the event that any party fails to pay any amount owed to another party pursuant to this Agreement on the date when due, interest shall accrue on any unpaid amount, from the due date until the date when such amounts are fully paid, at the Designated Rate in effect during that time.

         10. Indemnification.

         10.1. By the AT&T Communications Group. From and after the Effective Date, each Legal Entity that is a member of the AT&T Communications Group shall indemnify and hold harmless any AT&T Broadband Indemnitee from and against (a) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the AT&T Communications Group is required to pay to a Governmental Authority or in respect of which the AT&T Communications Group is required to make a payment to AT&T Broadband; and (b) any Losses incurred by any AT&T Broadband Indemnitee by reason of a breach by any member of the AT&T Communications Group of its obligations or covenants hereunder. Any indemnity payment required to be made pursuant to this section shall be net of any amount which the AT&T Communications Group is entitled to receive from the AT&T Broadband Group pursuant to this Agreement.

         10.2. By the AT&T Broadband Group. From and after the Effective Date, each Legal Entity that is a member of the AT&T Broadband Group shall indemnify and hold harmless each AT&T Communications Indemnitee from and against (a) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the AT&T Broadband Group is required to pay to a Governmental Authority or in respect of which the AT&T Broadband Group is required to make a payment to the AT&T Communications Group; and (b) any Losses incurred by any AT&T Communications Indemnitee by reason of a breach by any member of the AT&T Broadband Group of its obligations or covenants hereunder. Any indemnity payment required to be made pursuant to this section shall be net of any amount which the AT&T Broadband Group is entitled to receive from the AT&T Communications Group pursuant to this agreement. For the avoidance of doubt, each Legal Entity that is a member of the AT&T Broadband Group shall also indemnify and hold harmless each AT&T Communications Indemnitee from and against any obligation with respect to Taxes under the U.S. West Tax Sharing Agreement.

         10.3. Treatment of Third Party Tax Sharing Payments. The parties hereto acknowledge that AT&T (a) is a party to the Liberty Tax Sharing Agreement and the

Wireless Tax Sharing Agreement and (b) under the terms of such Tax sharing agreements, may be entitled to receive a Tax sharing payment from one or more third parties (each an "Existing Indemnitor") in the event of a redetermination of a federal, state, local or foreign income Tax liability with respect to a Pre-Effective Date Taxable Period. If, after reasonable efforts to pursue and collect such Tax sharing payments from an Existing Indemnitor, AT&T is unable to collect the amount owed to it by an Existing Indemnitor, AT&T Broadband shall indemnify AT&T for an amount equal to one half of each such uncollectable payment; provided that AT&T Broadband shall have no indemnity obligation under this Section 10.3 unless AT&T has (a) provided AT&T Broadband with information in reasonable detail describing its efforts to pursue and collect such tax sharing payments and (b) afforded AT&T Broadband the opportunity to take reasonable efforts, on behalf of AT&T but at the expense of AT&T Broadband, to pursue and collect such tax sharing payments. The parties hereto further acknowledge (a) that MediaOne Group, Inc. (formerly U.S. West, Inc.) and U.S. West, Inc. (formerly USW-C, Inc.) are parties to the U.S. West Tax Sharing Agreement and (b) that AT&T Broadband shall be (i) entitled to retain all Tax sharing payments received from any third party pursuant to such agreement, and
(ii) solely responsible for any Tax sharing payments required to be made pursuant to such agreement.

         11. Tax Proceedings.

         11.1 Control of Tax Proceedings. The Controlling Party of any Tax Proceeding shall control all aspects of such Tax Proceeding, including, but not limited to, executing waivers requested by a Governmental Authority extending the relevant statute of limitations pursuant to which a Tax Proceeding may be commenced and/or concluded.

         11.2 Notification. The Controlling Party shall notify all Interested Parties within ten (10) days of (a) the commencement of, or intention to commence, any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund; and (b) as required and specified in Section 11.6(a) hereof, any Final Determination made with respect to any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive any indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund. The failure of a Controlling Party to timely notify any Interested Party as specified in the preceding sentence shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

         11.3 Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Adjustment that is proposed or made in a Tax Proceeding without obtaining the prior consent of any Interested Party, except to the extent that (a) the Controlling Party and the Interested Party or Parties have agreed in writing to assign or transfer control of a Tax Proceeding to a party other than the Controlling Party; and (b) such assignment or transfer of control of a Tax Proceeding is not prohibited by applicable law; provided, however, that unless waived by the parties in writing, the Controlling Party shall, in connection with any proposed or assessed Adjustment in a Tax Proceeding for which an Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund (i) keep all such Interested Parties informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party; and (ii) provide all such Interested Parties with copies of any correspondence or filings submitted to any Governmental Authority or judicial authority, in each case in connection with any contest, litigation, compromise or settlement relating to any such Adjustment in a Tax Proceeding. The failure of a Controlling Party to take any action as specified in the preceding sentence with respect to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

         11.4 Conduct of Tax Proceedings. Promptly after the Controlling Party provides the notification described in Section 11.2 hereof, the Controlling Party shall arrange for a meeting or conference call with the Interested Parties to plan for the management of a Tax Proceeding. The Controlling Party and the Interested Party shall in good faith provide such information to each other as may be necessary or useful with respect to a Tax Proceeding involving any federal, state or local Tax, in a timely manner and consistent with the Controlling Party's request and the provisions of Section 13 hereof. The Controlling Party shall not unreasonably reject any suggestions made by an Interested Party with respect to any such Tax Proceeding and shall act in good faith as if it were the only party in interest. The costs of any Tax Proceeding shall be borne in accordance with Section 18 hereof; provided, however, that an Interested Party shall bear (x) any costs related to such Interested Party's attendance at any meeting with a Governmental Authority or hearing or proceeding before any judicial authority pursuant to Section 11.5 hereof, and (y) the costs of any legal or other representatives retained by such Interested Party in connection with any Tax Proceeding that is subject to the provisions of this Agreement.

         11.5 Tax Proceeding Participation. Unless waived by the parties in writing, the Controlling Party shall provide an Interested Party with written notice reasonably in advance of, and such Interested Party shall have the right to attend, any meetings with Governmental Authorities or before any administrative or judicial authorities in connection with a Tax Proceeding arising from any proposed or assessed Adjustment pursuant to which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a refund of any Tax. In addition, unless waived by the parties in writing, the Controlling Party shall provide each such Interested Party with draft copies of any correspondence or filings to be submitted to any Governmental Authority or administrative or judicial authority with respect to such Adjustment for such Interested Party's review and comment. The Controlling Party shall provide such draft copies reasonably in advance of the date that they are to be submitted to the Governmental Authority or judicial authority and the Interested Party shall provide its comments, if any, with respect thereto within a reasonable time before such submission. The failure of a Controlling Party to provide any notice, correspondence or filing as specified in this Section 11.5 to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

         11.6 Tax Proceeding Waiver.

                  (a) Notice by Controlling Party. The Controlling Party shall promptly provide written notice, sent postage prepaid by United States mail, certified, return receipt requested, to all Interested Parties in a Tax Proceeding (i) that a Final Determination has been made with respect to a Tax Proceeding conducted by any federal, state, local or foreign Governmental Authority; and (ii) enumerating the amount of the Interested Party's share of each Adjustment reflected in such Final Determination of the Tax Proceeding for which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund.

                  (b) Notice by Interested Party. Within ninety (90) days after an Interested Party receives the notice described in Section 11.6(a) hereof from the Controlling Party, such Interested Party shall execute a written statement giving notice to the Controlling Party (i) that the Interested Party agrees with its share of each Adjustment enumerated in the notice described in Section 11.6(a) hereof except with respect to those Adjustments (and/or its share thereof) that the Interested Party, in good faith, disagrees with and as to which it has specifically identified the Adjustment(s) (or its share(s) thereof), including the amount related to each such Adjustment or share, in a written statement to the Controlling Party (each such disagreed Adjustment (and/or share thereof) hereinafter is referred to as a "Disputed Adjustment"); and (ii) that the Interested Party waives its right to a determination by an Independent Third Party pursuant to the provisions of Section 11.7 hereof with respect to all Adjustments to which it agrees (hereinafter referred to as the "Interested Party Notice"). The failure of an Interested Party to provide the notice described in this Section 11.6(b) to the Controlling Party within the ninety (90) day period specified shall be deemed to indicate that such Interested Party agrees with its share of all the Adjustments identified in the notice described in Section 11.6(a) hereof and that such Interested Party waives its right to a determination by an Independent Third Party with respect to all the Adjustments (and its share thereof) pursuant to Section 11.7 hereof.

                  (c) Good Faith Resolution. During the ninety (90) day period immediately following the Controlling Party's receipt of the Interested Party Notice described in Section 11.6(b) above, the Controlling Party and the Interested Party shall, in good faith, confer with each other to resolve any disagreement over each Disputed Adjustment specifically identified in the Interested Party Notice. At the end of the ninety (90) day period, unless otherwise extended in writing by mutual consent of the parties, the Interested Party shall be deemed to agree with all Disputed Adjustments that were specifically enumerated in the Interested Party Notice and to waive its right to a determination by an Independent Third Party pursuant to Section 11.7 hereof with respect to all such Disputed Adjustments unless, and to the extent, that at any time during such ninety (90) day (or extended) period, either the Controlling Party or the Interested Party has given the other party written notice that it is seeking or intends to seek a determination by an Independent Third Party pursuant to
Section 11.7 hereof regarding any such Disputed Adjustment.

         11.7 Dispute Resolution.

                  (a) Selection of Independent Third Party. In the event that either a Controlling Party or an Interested Party has given the other party written notice as required in Section 11.6(c) hereof that it is seeking a determination by an Independent Third Party pursuant to this Section 11.7 with respect to any Disputed Adjustment identified in an Interested Party Notice, then the parties shall, within ten (10) days after a party has received such notice, jointly select an Independent Third Party to make such determination. In the event that the parties cannot jointly agree on an Independent Third Party to make such determination within such ten (10) day period, then the Controlling Party and the Interested Party shall each immediately select an Independent Third Party and the Independent Third Parties so selected by the parties shall jointly select, within ten (10) days of their selection, another Independent Third Party to make such determination.

                  (b) Procedure for Independent Third Party. In making its determination as to the propriety of any Disputed Adjustment, the Independent Third Party selected pursuant to section 11.7(a) above shall assume that the Interested Party is not required or entitled under applicable law to be a member of any consolidated return. In addition, the Independent Third Party shall make its determination according to the following procedure:

                  (i) The Independent Third Party shall first analyze each Disputed Adjustment for which a determination is sought pursuant to this Section
11.7 on a stand-alone basis to determine whether the actual outcome reached with respect to such Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding was fair and appropriate taking into account the following exclusive criteria: (A) the facts relating to such Adjustment; (B) the applicable law, if any, with respect to such Adjustment; (C) the position of the applicable Governmental Authority with respect to the compromise, settlement or litigation of such Adjustment; (D) the strength of the factual and legal arguments made by the Controlling Party in reaching the outcome with respect to such Adjustment as reflected in the Final Determination of the Tax Proceeding; and (E) the strength of the factual and legal arguments being made by the Interested Party for the alternative outcome being sought by such Interested Party (including the availability of facts, information and documentation to support such alternative outcome.) Based on this analysis, the Independent Third Party shall determine what is the fair and appropriate outcome with respect to each such Disputed Adjustment.

                  (ii) The Independent Third Party shall then determine what is the fair and appropriate outcome (hereinafter referred to as the "Ultimate Determination") to the Interested Party with respect to each such Disputed Adjustment in the context of the entire Tax Proceeding as it relates to the Interested Party. In making this determination, the Independent Third Party shall consider the Disputed Adjustment as if it were raised in an independent audit of the Interested Party by the appropriate Governmental Authority and the Independent Third Party shall take into account and give appropriate weight in its sole discretion to the following exclusive criteria: (A) the strength of the legal and factual support for other potential, non-frivolous Adjustments with respect to matters that were actually raised and contested by the applicable Governmental Authority in the Tax Proceeding for which the Interested Party could have been liable under this Agreement but which were eliminated or reduced as a result of the Controlling Party agreeing to the Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding; (B) the effect of the actual outcome reached with respect to the Disputed Adjustment on other Taxable periods and on other positions taken or proposed to be taken in Returns filed or proposed to be filed by the Interested Party; (C) the realistic possibility of avoiding examination of potential, non-frivolous issues for which the Interested Party could be liable under this Agreement and that were contemporaneously identified by the party or parties during the course of the Tax Proceeding but which had not been raised and contested by the applicable Governmental Authority in the Tax Proceeding; and (D) the benefits to the Interested Party in reaching a Final Determination, and the strategy and rationale with respect to the Interested Party's Disputed Adjustment that the Controlling Party had for agreeing to such Disputed Adjustment in reaching the Final Determination, in each case that were contemporaneously identified by the party or parties during the course of the Tax Proceeding.

                  (iii) In the case of any Disputed Adjustment that amounts to less than $50,000,000, the Interested Party shall only be entitled to modification of its share of the Disputed Adjustment under this Section 11.7 if either (A) the amount that would be paid by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is less than 80% of the amount that would be paid by the Interested Party with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment; or (B) the amount that would be received by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is more than 120% of the amount that the Interested Party would receive with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment.

                  (iv) In the case of any Disputed Adjustment that amounts to $50,000,000 or more, the Interested Party shall only be entitled to modification of its share of the Disputed Adjustment under this Section 11.7 if either (A) the amount that would be paid by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is less than 90% of the amount that would be paid by the Interested Party with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment; or (B) the amount that would be received by the Interested Party under the Ultimate Determination with respect to such Disputed Adjustment is more than 110% of the amount that the Interested Party would receive with respect to such Disputed Adjustment under the actual outcome reached with respect to such Disputed Adjustment.

                  (v) If an Interested Party is entitled to modification of its share of any Disputed Adjustment under either of paragraphs (iii) or (iv) above, the amount the Interested Party is entitled to receive, or is required to pay, as the case may be, with respect to such Disputed Adjustment shall be equal to the amount of the Ultimate Determination of such Disputed Adjustment. The Independent Third Party will provide notice to the Controlling Party and the Interested Party stating whether the Interested Party is entitled to a modification of its share of the Disputed Adjustment pursuant to such paragraph and, if the Interested Party is entitled to such modification, the amount as determined under this Section 11.7(b) that the Interested Party is entitled to receive from, or required to pay to, the Controlling Party with respect to such Disputed Adjustment.

                  (c) Determination or Notice by Independent Third Party. Any determination made or notice given by an Independent Third Party pursuant to this Section 11.7 shall be (i) in writing; (ii) made within sixty (60) days following the selection of the Independent Third Party as set forth in Section 11.7(a) of this Agreement unless such period is otherwise extended by mutual consent of the parties; and (iii) final and binding upon the parties. The costs of any Independent Third Party retained pursuant to this Section 11.7 shall be shared equally by the parties. The Controlling Party and the Interested Party shall promptly provide the Independent Third Party, jointly selected pursuant to
Section 11.7(a) hereof, with such information or documentation as may be appropriate or necessary in order to enable such Independent Third Party to make the determination requested of it within the specified time. Immediately upon issuance of an Independent Third Party's notice under Section 11.7(b)(iii) or
(iv), the Controlling Party or the Interested Party, as the case may be, shall pay the amount, if any, of the Disputed Adjustment to the appropriate party.

         11.8 Payment. Except as otherwise provided in this Section 11, payments required to be made following a Tax Proceeding or Final Determination shall be made in accordance with the provisions of Section 8.3 of this Agreement.

         12. Tax Returns.

         12.1. Tax Returns for Pre-Distribution Taxable Periods. AT&T, as agent for the AT&T Affiliated Group, shall prepare and file all consolidated federal income Tax Returns and Combined Returns that are Joint Returns for each Pre-Distribution Taxable Period and shall make any election or application or take any action in connection with any such Tax Return on behalf of the AT&T Affiliated Group or the group filing a Joint Return consistent with the terms of this Agreement.

         12.2. Refund Claims. If the AT&T Broadband Group or the AT&T Communications Group desires to file a claim for a Refund with respect to consolidated federal income Tax Return or Combined Returns that are Joint Returns for a Pre-Distribution Taxable period, each shall prepare its own claim for Refund and a statement specifying the date on which the statute of limitations for filing the Refund claim will expire. AT&T will file the Refund claim as soon as practicable after all such Refund claims with respect to a particular Pre-Distribution Taxable Period have been prepared but in no event later than forty-five (45) days after the first such Refund claim is prepared. AT&T will take any other appropriate action at the request of AT&T Broadband necessary to secure the Refund.

         12.3. Separate Returns. Each Group shall be responsible for preparing and filing or causing to be prepared and filed each of its Separate Returns, including exemption certificates, and paying the Tax liability due with respect to such Separate Returns.

         13. Cooperation, Exchange of Information. The parties shall cooperate with one another in all matters relating to Taxes. Without limiting the provisions contained in Section 11.4(a) hereof relating to Tax Proceedings, the AT&T Broadband Group shall, at its sole cost and expense, provide AT&T with such cooperation and information as is necessary in connection with Tax Returns and Tax Proceedings with respect to Pre-Distribution Taxable Periods. Such cooperation and information by the AT&T Broadband Group shall include (a) making available its respective knowledgeable employees during normal business hours;
(b) providing the information required by the AT&T Affiliated Group's customary Tax and accounting practices, including questionnaires (at the times and in the format requested by AT&T); (c) providing complete Tax Return work papers and supporting documentation prepared in a manner that is consistent with past practice of the AT&T Affiliated Group; (d) maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and Separate Returns; (e) retaining any powers of attorney executed on behalf of AT&T with respect to any Pre-Distribution Taxable Period in order to facilitate communication with Governmental Authorities; and (f) executing any documents and taking any actions which AT&T may reasonably request in connection with any Pre-Distribution Taxable Period. With respect to any Tax Return for a Pre-Distribution Taxable Period, the AT&T Broadband Group shall provide the information required hereunder no later than 120 days after the earlier of (i) the last day of such taxable period or (ii) the Distribution Date. In connection with the request for the Supplemental Ruling referred to in Section10.01(j) of the Merger Agreement, the Parties agree to seek IRS approval to determine the value of the Parent shares received in the Merger in accordance with the methodology used in Section 4.04 of the Merger Agreement.

         14. Consistent Positions.

         14.1. In the event the AT&T Broadband Group desires to take any position on a Joint Return for a Pre-Distribution Taxable Period with respect to a specific Tax Item that is directly inconsistent with a position taken on a previously filed Tax Return of or which included a member of the AT&T Broadband Group for a Pre-Distribution Taxable Period (an "Inconsistent Position") it shall notify AT&T accordingly. If the Inconsistent Position solely relates to the AT&T Broadband Group's line of business and is not relevant to the AT&T Communications Group (a "Broadband Inconsistent Position"), the AT&T Broadband Group shall provide to AT&T, at least ninety (90) days prior to the due date (with extensions) of the relevant Joint Return, information sufficient to establish that such Broadband Inconsistent Position would have a likelihood of success under the law that is at least 33-1/3 percent (the "Reporting Standard"). Within thirty (30) business days of receipt of such information, AT&T shall notify the AT&T Broadband Group in writing (a) if such information is not reasonably satisfactory to AT&T or (b) if AT&T, in its sole discretion, determines that the Broadband Inconsistent Position could reasonably be expected to have an adverse effect on AT&T. The item will be reported by AT&T on the relevant Joint Return in accordance with past practice of the AT&T Affiliated Group, unless within ten (10) business days of receipt of the written notice described in clause (a) of the preceding sentence, the Broadband Group provides AT&T Communications with an opinion by a nationally recognized law firm confirming, in form and substance reasonably satisfactory to AT&T Communications, that the Broadband Inconsistent Position would meet the Reporting Standard. Any expenses related to obtaining such an opinion shall be borne by the Broadband Group. For the avoidance of doubt, if the AT&T Broadband Group requests that AT&T take an Inconsistent Position (which is not a Broadband Inconsistent Position) on a Joint Return, with respect to an AT&T Broadband Group Tax Item, AT&T may determine in its sole discretion (and without regard to the procedures in this Section 14.1) whether to report any AT&T Broadband Group Tax Item which is an Inconsistent Position (and not a Broadband Inconsistent Position) in accordance with the request of the AT&T Broadband Group.

         14.2. In any Tax Return for a Post-Distribution Taxable Period, the AT&T Broadband Group agrees to act in good faith in reporting its Tax Items and not to claim any deduction, refund or credit which has been claimed (or which in accordance with past practice will be claimed) on a Tax Return of or which included a member of the AT&T Broadband Group for a Pre-Distribution Taxable Period, except as may be required pursuant to a Final Determination

         14.3. AT&T, at its election and expense, shall be permitted to retain an Independent Third Party to review the information provided by the AT&T Broadband Group pursuant to Section 13 or 14.1, as the case may be, for completeness and accuracy, and to determine whether such information is consistent with AT&T's past practice or, to the extent it relates to a Broadband Inconsistent Position, sufficient to satisfy the Reporting Standard. The AT&T Broadband Group shall cooperate fully with such third party review and shall make available any of the information described in Sections 13 or 14.1, as the case may be, as reasonably requested by AT&T or its representatives.

         15. Resolution of Disputes. Any dispute concerning the calculation or basis of a determination of any payment provided for hereunder shall be resolved by the Independent Third Party selected under the principles of Section 11.7(a), whose judgment shall be conclusive and binding upon the parties, in the absence of mathematical error.

         16. Binding Effect; Successors and Assigns. This Agreement shall be binding upon AT&T and AT&T Broadband. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Subsidiary that becomes a party hereto pursuant to Section 25). AT&T, AT&T Broadband, and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

         17. Interpretation. This Agreement is intended to calculate and allocate certain federal, state, local and foreign Tax liabilities of the members of the AT&T Affiliated Group, the AT&T Communications Group, and the AT&T Broadband Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

         18. Legal and Accounting Fees. Except as otherwise provided herein, any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a Joint Return or the conduct of any Tax Proceeding, including, without limitation, any Dispute Resolution pursuant to
Section 11.7, shall be borne by the party incurring such fees or expenses.

         19. Effect of the Agreement. This Agreement shall determine the liability of AT&T, AT&T Broadband and the members of their respective Groups to each other as to the matters provided for herein as of the Effective Date, whether or not such determination is effective for purposes of the Code or of state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

         20. Entire Agreement; Termination; Amendments; Waiver.

         20.1. This Agreement embodies the entire understanding among the parties relating to its subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

         20.2. This Agreement shall apply as of the Effective Date and shall remain in effect unless the parties agree in writing to terminate this Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payment or indemnification due for all taxable periods prior to termination during which this Agreement was in effect.

         20.3. This Agreement, including this provision against oral modification, shall not be amended, supplemented, modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

         21. Prior Agreements. As of the Effective Date, this Agreement supersedes and terminates all prior agreements as to the allocation of Tax liabilities between the parties, including, but not limited to, the Federal Tax Allocation Agreement and the State and Local Income Tax Allocation Agreement; provided, however, that (a) except as otherwise provided in Section 4 hereof, the Federal Tax Allocation Agreement and the State and Local Income Tax Allocation Agreement shall remain fully in effect for any Pre-Effective Taxable Period with respect to all Legal Entities that are members of the AT&T Broadband Group or the AT&T Communications Group; (b) the Liberty Tax Sharing Agreement shall remain fully in effect; (c) the Wireless Tax Sharing Agreement shall remain fully in effect; (d) the Separation and Distribution Agreement dated as of June 4, 2001, by and between AT&T and AT&T Wireless Services, Inc. shall remain fully in effect; and (e) the Separation and Distribution Agreement shall remain fully in effect.

         22. Code References. Any references to the Code or Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

         23. Notices. All notices or other communications under this Agreement shall be in writing (including telecopy communication) and shall be mailed, telecopied or delivered:

         If to AT&T, to:                    AT&T Corp.
                                            295 North Maple Avenue
                                            Basking Ridge, New Jersey 07920
                                            Attention:  Marilyn J. Wasser
                                            Fax:  (908) 221-6618

                                            with a copy to:

                                            Wachtell, Lipton, Rosen & Katz
                                            51 West 52nd Street
                                            New York, New York  10019
                                            Attention:  Richard D. Katcher
                                                        Steven A. Rosenblum
                                                        Stephanie J. Seligman
                                            Fax:  (212) 403-2000

         If to AT&T Broadband, to:          AT&T Broadband Corp.
                                            295 North Maple Avenue
                                            Basking Ridge, New Jersey 07920
                                            Attention:  Marilyn J. Wasser
                                            Fax:  (908) 221-6618

                                            with a copy to:

                                            AT&T Broadband Corp.
                                            188 Inverness Drive West
                                            Englewood, Colorado 80112
                                            Attention:  Senior Vice President
                                                        and Chief Counsel
                                            Fax:  (303) 858-5083

                                            and:

                                            Comcast Corporation
                                            1500 Market Street
                                            Philadelphia, Pennsylvania 19102
                                            Attention:  General Counsel
                                            Fax:  (215) 981-7794

                                            and:

                                            Davis Polk & Wardwell
                                            450 Lexington Avenue
                                            New York, New York 10017
                                            Attention:  Dennis S. Hersch
                                                        William L. Taylor
                                            Fax:  (212) 450-4800

         Any party may, by written notice to the other party, change the address to which such notices are to be given. All such notices and communications shall be effective when received.

         24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         25. New Members. Each of the parties to this Agreement recognizes that from time to time new Subsidiaries of AT&T or AT&T Broadband may be added to the AT&T Communications Group or the AT&T Broadband Group. Each of the parties agrees that any such new Subsidiary shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to taxable periods ending after such Subsidiary is added to the relevant Group.

         26. Nature of Obligations. Each of AT&T and AT&T Broadband acknowledges and agrees that its respective obligations under this Agreement shall not be affected by any impossibility, illegality, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of any party to this Agreement, failure or refusal of any party to this Agreement to perform its obligations hereunder, dispute, setoff or counterclaim, change in amount, composition or terms of the assets, liabilities or equity of AT&T or AT&T Broadband or any other party to this Agreement, or any other defense or right which AT&T or AT&T Broadband or any other party to this Agreement has or may have that might have the effect of releasing AT&T or AT&T Broadband or any other party to this Agreement, as the case may be, from such obligations.

         27. Severability. Any provision or the application of such provision hereof which is invalid, illegal or unenforceable in any jurisdiction will be ineffective only to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. The parties will negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provisions in accordance with the parties' original intent.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                      AT&T Corp.

                                      By: /s/ Marilyn J. Wasser
                                         ------------------------------------
                                      Name:  Marilyn J. Wasser
                                      Title: Vice President -- Law
                                             and Secretary


                                      AT&T Broadband Corp.

                                      By: /s/ Raymond E. Liquori
                                          ------------------------------------
                                      Name:  Raymond E. Liquori
                                      Title: President